EXHIBIT 99.2

Vanguard Health Systems Completes Acquisition of Detroit Medical Center

Nashville, TN – December 31, 2010 -- Vanguard Health Systems, Inc. announced today that, as expected, its acquisition of the Detroit Medical Center has been completed with the execution of final documents. Terms of the transaction were disclosed in a separate press release issued yesterday. The final acquisition price based on a formula included in the purchase documents was $368.1 million, including $4.8 million of direct transaction costs paid at closing.

Contact:          Vanguard Health Systems, Inc.
                        Gary Willis, Senior Vice President and Chief Accounting Officer
                        (615) 665-6098